UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 18, 2007

ValueClick, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-30135	77-0495335
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

30699 Russell Ranch Road, Suite 250, Westlake Village, California		91362
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	818-575-4500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On May 18, 2007, ValueClick, Inc. ("ValueClick" or "the Company") filed a Form 8-K which stated that, on May 16, 2007, the Company received a letter from the Federal Trade Commission ("FTC") stating that the FTC is conducting an inquiry to determine whether the Company’s lead generation activities violate either the Federal Trade Commission Act or the CAN-SPAM Act. Specifically, the FTC is investigating certain ValueClick websites which promise consumers a free gift of substantial value, and the manner in which the Company drives traffic to such websites, in particular through email. The Company defines the use of ValueClick websites which promise consumers a free gift as "promotion-based" lead generation.

As a result of the Form 8-K filed on May 18, 2007, the Company received several calls from analysts regarding the revenue contribution of its lead generation business in general, and its promotion-based sub-category of lead generation in particular, to its Media segment. In response, ValueClick stated that lead generation accounted for more than 60 percent of its Media segment revenue for the quarter ended March 31, 2007. In addition, the Company stated that the promotion-based sub-category of lead generation, which is the subject of the FTC inquiry, accounted for less than 30 percent of its Media segment revenue for the quarter ended March 31, 2007.

ValueClick provided these financial metrics for informational purposes only, and the Company does not intend to update these financial metrics in future communications with the financial community, including periodic reports filed by the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ValueClick, Inc.

May 21, 2007	By:	/s/ Scott H. Ray

Name: Scott H. Ray
Title: Chief Financial Officer